Exhibit 99.1

To Our Shareholders, Warrant Holders, and Tender Offer Participants:

On behalf of the Board and the entire team at Zoomcar Holdings, Inc. (“Zoomcar” or the “Company”), I want to thank you for your continued support and partnership. I am writing today with several important updates: (i) the status of our pending Offer to Exchange (the “Tender Offer”) a, (ii) a brief corporate update on the business, (iii) the status of our ongoing capital raise, and (iv) invitations to a series of management webinars over the coming days.

1.	Tender Offer Update — June 30, 2026

As previously announced, we have extended the expiration date of the Offer to Exchange outstanding warrants for shares of common stock to 5:00 p.m. Eastern Time on June 30, 2026. The Tender Offer is part of a broader effort to simplify our capital structure, reduce the number of outstanding warrant instruments, and consolidate our equity capitalization. We believe completion of the exchange will materially reduce administrative complexity and position the Company more cleanly for institutional participation in the current and future financings.

Stockholder Meeting: Completion of the Tender Offer is conditioned on, among other things, stockholder approval of an increase in our authorized common stock at the upcoming Special Meeting of Stockholders, which will be held virtually. Further details regarding the meeting will be communicated in due course.

Questions regarding the Tender Offer or the mechanics of tendering may be directed to the Exchange Agent, Vinyl Equity, Inc., at inquiries@vinylequity.com or 888-808-4695.

2.	Corporate Update

Operationally, Zoomcar continues to execute on its strategy as India’s leading peer-to-peer, asset-light car-sharing marketplace. Recent highlights include:

●	Marketplace performance (most recent reported quarter — Q3 FY25-26, ended December 31, 2025): Gross Booking Value of $6.60 million, with repeat users making up 58% of bookings. For calendar year 2025, host payouts were approximately $12.8 million (≈₹116 crore) across 18,800 active earning hosts.

●	Unit economics: Record contribution profit of $1.38 million (58% margin) in Q3 FY25-26, marking the ninth consecutive quarter of positive contribution profit. Contribution profit per booking improved 14% year-over-year to $14.10, up from $12.39. Adjusted EBITDA loss improved 74% YoY to $(0.83) million, and loss attributable to shareholders narrowed 91% YoY to $(0.72) million. Preliminary internal estimates indicated contribution margin reached approximately $20 per booking in January 2026.

●	Product and trust & safety: The Company's AI-powered risk engine, "Fraud Shield," reduced fraud and theft incidents by 38% quarter-over-quarter — from 94 in Oct–Dec 2025 to 59 in Jan–Mar 2026. Fraud Shield uses 160+ external signals and real-time scoring to flag approximately 1% of bookings as high-risk, with nearly 70 bookings proactively blocked prior to vehicle handover in March 2026. Other recent initiatives include the launch of Trip Protection supported by one of India’s most reputed Insurance companies and integration of Google Cloud AI to speed onboarding and enhance safety signals.

●	Cost discipline: For full-year FY26 (preliminary, unaudited): the Company expects net loss to decline by approximately 70% year-over-year, alongside an estimated 54% reduction in Adjusted EBITDA losses, while maintaining a stable topline. For context on the prior year: in FY25 total costs were reduced 55%, from $35.90 million to $16.08 million, and operating losses narrowed by 40%, from $(10.40) million to $(6.20) million.

●	Governance: Our Board continues to be chaired by Uri Levine, alongside directors Evelyn D’An, Swatick Majumdar, and John Clarke.

Additional details are provided in our most recent filings with the SEC, which are available at www.sec.gov and on our investor relations site.

3.	Offering / Bridge Financing Update

We are currently pursuing an additional capital raise to strengthen the balance sheet, fund our path to operating breakeven, and provide working capital for the next phase of growth. Key terms of the Bridge Financing include:

●	Offering size: up to $5 million (with a potential overallotment of additional $5 million).

●	Security: Units consisting of preferred stock exercisable into common stock at $0.05 per share and 100% warrants coverage exercisable $0.0625.

●	Pricing: $1,000 per Preferred share.

●	Eligibility: offered only to verified accredited investors pursuant to Rule 506(c) of Regulation D.

●	Expected closing: Prior to June 30, 2026.

The offering email would be sent separately.

Further Information Regarding the Bridge Financing

The Bridge Financing is being conducted pursuant to Rule 506(c) of Regulation D under the Securities Act and is available only to verified accredited investors. The securities offered in the Bridge Financing have not been registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to an applicable exemption from registration.

For additional information regarding the Bridge Financing, verified accredited investors may contact ThinkEquity LLC, the exclusive placement agent for the Bridge Financing or contact the Company at investors@zoomcar.com.

Important note: This letter is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offer will be made only by means of definitive offering documents to verified accredited investors.

4.	Management Webinars — Invitations Over the Next Few Days

To make sure every holder has direct access to management ahead of the June 30 expiration, we will be hosting a short series of webinars covering the Tender Offer, the current offering, and the business outlook. There will be dedicated time for Q&A for each session.

Calendar invitations with registration links will be sent in the next few days to all Tender Offer participants and shareholders of record. If you do not receive an invitation and would like to attend, please email investors@zoomcar.com and we will make sure you are added.

We are at an important inflection point. Simplifying the capital structure through the Tender Offer, securing stockholder approval at the Stockholder Meeting, and completing the current offering together create the conditions for Zoomcar to focus fully on operating execution and growth. None of this is possible without you, and I am personally grateful for your continued support.

Please consider participating in the webinars, and please reach out with any questions.

Sincerely,

Deepankar Tiwari

Chief Executive Officer

Zoomcar Holdings, Inc.

Financial Disclosure Advisory: The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) on Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed with the U.S. Securities and Exchange Commission. The select unaudited and unreviewed results described in this letter are preliminary estimates only based on internal financial data and are subject to revision until the Company completes its financial closing procedures and reports its full financial and business results for the fiscal year 2025–2026. These estimates are not a comprehensive statement of the Company’s financial results of the fiscal year 2025–2026, and actual results may differ materially from these estimates as a result of the completion of quarterly/annual accounting procedures, the execution of the Company’s internal control over financial reporting, the completion of management’s financial statement preparation, the review of the Company’s financial statements, and the occurrence or identification of events prior to the filing of the Company’s Form 10-K for the year-end including results for the fiscal year 2025–2026.

Non-GAAP Financial Measures: This letter includes certain financial measures that are not calculated or presented in accordance with U.S. generally accepted accounting principles ("GAAP"), including contribution profit, contribution margin, contribution profit per booking, Adjusted EBITDA, Adjusted EBITDA loss, and host payouts, as well as the Company's preliminary, unaudited estimates of expected year-over-year changes in net loss and Adjusted EBITDA losses for full-year fiscal 2026. The Company also references certain operating metrics, including Gross Booking Value ("GBV"), repeat user rates, active earning hosts, and fraud-related incident counts, that are not financial measures under GAAP but that management uses in evaluating the performance of the marketplace.

Contribution profit is defined by the Company as revenue less directly attributable to variable costs of providing the marketplace service, and contribution margin is contribution profit expressed as a percentage of revenue. Contribution profit per booking represents contribution profit divided by the number of bookings in the applicable period. Adjusted EBITDA is defined by the Company as net loss before interest, taxes, depreciation and amortization, further adjusted to exclude certain items management believes are not indicative of ongoing operating performance, including stock-based compensation, non-recurring items, and certain non-cash charges. Host payouts represent amounts paid or payable to host-owners in respect of completed bookings. GBV represents the aggregate value of bookings transacted through the Company's marketplace during the applicable period.

These non-GAAP financial measures and operating metrics are presented to provide information that the Company believes may assist investors in understanding the Company's financial and operating results and in evaluating period-over-period trends, because they exclude items that are unrelated to, or may not be indicative of, the Company's core financial and operating performance. These non-GAAP financial measures, as calculated by the Company, may not be comparable to similarly titled measures used by other companies, may not be appropriate for comparing the Company's performance to that of other companies, and have limitations as analytical tools. They are not intended to represent, and should not be considered as alternatives to, or substitutes for, measures of operating performance, liquidity, or financial position determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided in this letter because the necessary GAAP information for the preliminary fiscal 2026 estimates is not yet available due to the preliminary nature of the Company's financial close, and because the Company believes the quantitative reconciliation of certain historical non-GAAP figures would require unreasonable effort relative to the supplemental information provided herein. Investors are cautioned not to place undue reliance on these non-GAAP financial measures or operating metrics. For reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP measures, please refer to the Company's periodic reports filed with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available at www.sec.gov.

Forward-Looking Statements: This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "anticipate," "intend," "plan," "believe," "estimate," "continue," "potential," "aim," "project," "target," "outlook," and similar expressions, although not all forward-looking statements contain such identifying words.

Forward-looking statements in this letter include, without limitation, statements regarding: (i) the timing, terms, conditions, and completion of the Offer to Exchange (the "Tender Offer"), including the extension of the expiration date to June 30, 2026, the level of participation by holders of eligible warrants, and the expected effects of the Tender Offer on the Company's capital structure; (ii) the timing and outcome of the Special Meeting of Stockholders, including the proposal to increase the Company's authorized common stock and the satisfaction of conditions to the Tender Offer; (iii) the terms, timing, size (including any overallotment), and closing of the Bridge Financing, eligibility of investors, and the anticipated use of proceeds therefrom; (iv) the Company's preliminary, unaudited estimates of full-year fiscal 2026 financial results, including expected reductions in net loss and Adjusted EBITDA losses and the maintenance of a stable topline; (v) the Company's path to operating breakeven and future operating, growth, and strategic priorities; (vi) the performance, scalability, and impact of the Company's marketplace, unit economics, product initiatives (including Fraud Shield, Trip Protection, and Google Cloud AI integration), and trust and safety measures; (vii) the Company's plans to host management webinars and engage with shareholders, warrant holders, and Tender Offer participants; and (viii) any other statements regarding the Company's strategy, market opportunity, competitive position, and future financial or operational performance.

Forward-looking statements are based on the Company's current expectations and assumptions and are subject to known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such factors include, among others: market and economic conditions in India and the other jurisdictions in which the Company operates; consumer demand and behavior; competitive dynamics in the peer-to-peer car-sharing and broader mobility markets; the Company's ability to attract and retain hosts and guests; regulatory, tax, and legal developments; foreign currency and cross-border risks; the Company's ability to raise additional capital on acceptable terms, or at all; the Company's ability to satisfy the conditions to, and consummate, the Tender Offer and the Bridge Financing; the Company's ability to obtain the requisite stockholder approvals; risks associated with the Company's continued listing on the OTC Markets and any future uplisting efforts; the Company's ability to maintain compliance with its periodic reporting and other obligations under the Exchange Act; the Company's ability to manage liquidity and operating expenses; operational execution risks, including with respect to product, technology, and trust and safety initiatives; and the other risks and uncertainties described under "Risk Factors" in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements in this letter speak only as of the date hereof. Except as required by applicable law, the Company undertakes no obligation, and expressly disclaims any obligation, to update, revise, or supplement any forward-looking statement, whether as a result of new information, future events, changes in expectations, or otherwise. In addition, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in connection with a tender offer; accordingly, the Company is relying on the cautionary statements set forth herein, and not the statutory safe harbor, with respect to any forward-looking statements relating to the Tender Offer.

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